Schedule 14A Information


           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.__)

Filed by the registrant [X]
Filed by a party other than the registrant [ ]

Check the appropriate box:

     [ ]  Preliminary  proxy  statement.
     [ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
     [X] Definitive proxy statement.
     [ ] Definitive additional materials.
     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.



                            COMSTOCK RESOURCES, INC.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

     [X] No fee required.
     [ ]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


         1)   Title of each class of securities to which transaction applies:
         2)   Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which filing fee is calculated and state how it was determined):
         4)   Proposed maximum aggregate value of transaction:
         5)   Total fee paid:

     [ ]Fee paid previously with preliminary materials.
     [ ]Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

         1)   Amount previously paid:
         2)   Form, Schedule or Registration Statement No.:
         3)   Filing Party:
         4)   Date Filed:

                            COMSTOCK RESOURCES, INC.

                           5300 Town and Country Blvd.
                                    Suite 500
                               Frisco, Texas 75034

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 16, 2000

To the Stockholders of Comstock Resources, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Comstock Resources, Inc. will be held at the Stonebriar Country Club, 5050 Country Club Drive, Frisco, Texas, on May 16, 2000 at 10:00 a.m., for the following purposes:

      1. To elect two Class C directors to serve terms of three years until their successors are duly elected and qualified;

      2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for 2000; and

      3. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 3, 2000 as the record date for determining the stockholders entitled to notice and to vote at the meeting or any adjournment thereof. A list of such stockholders will be open to examination of any stockholder at the Company's offices at 5300 Town and Country Blvd., Suite 500, Frisco, Texas, 75034, during ordinary business hours, for a period of at least ten days prior to the meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            /s/ROLAND O. BURNS
                                            ------------------
                                            ROLAND O. BURNS
                                            SECRETARY

Dallas, Texas
April 4, 2000


                                    IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                            COMSTOCK RESOURCES, INC.

                           5300 Town and Country Blvd.
                                    Suite 500
                               Frisco, Texas 75034



                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 16, 2000



     The Board of Directors of Comstock Resources, Inc., a Nevada corporation (the "Company"), hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Stonebriar Country Club, 5050 Country Club Drive, Frisco, Texas at 10:00 A.M., on May 16, 2000, or at any adjournment thereof. The expenses of this solicitation will be borne by the Company. Proxies may be solicited by mail, personal interview, telegram and telephone by directors, officers, employees and agents of the Company.

     This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 4, 2000. The principal executive office of the Company is located at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, telephone (972) 668-8800.

     Only stockholders of record at the close of business on April 3, 2000 are entitled to notice of and to vote at the Annual Meeting. On that date, there were 25,375,198 shares of the Company's common stock, $.50 par value (the "Common Stock"), outstanding. Included in the total outstanding shares are 2,813 shares reserved for conversion of shares which have not been tendered for exchange subsequent to the Company's reincorporation in Nevada in 1981. Such shares are not eligible to vote at the Annual Meeting. In addition, there are 3,000,000 shares of the Company's Series A 1999 Convertible Preferred Stock (the "Preferred Stock") outstanding which are entitled to vote on an as converted basis the equivalent of 7,500,000 shares of Common Stock. Accordingly, the aggregate shares entitled to vote at the meeting are 32,872,385. Each share is entitled to one vote.

     You are encouraged to attend the Annual Meeting and vote in person. Execution of the enclosed proxy will not in any way affect your right to do so. A stockholder may revoke a proxy at any time prior to the voting thereof by filing with the Secretary of the Company, prior to the stockholder vote, a written revocation or duly executed form of proxy bearing a later date, or by voting in person at the Annual Meeting.

     Attendance at the Annual Meeting, either in person or by proxy, by the record holders of a majority of the outstanding shares of the Common Stock constitutes a quorum. Cumulative voting is not permitted. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect, except as it affects the total number of votes a nominee receives. Abstentions may be specified on all proposals (but not on the election of directors) and will be counted as present for purposes of the item on which the abstention is noted. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the ratification of accountants. Under applicable Nevada law, a broker non-vote will have no effect on the outcome of the election of directors or the ratification of accountants.

             SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

     The following table sets forth certain information, as of April 3, 2000, with respect to the beneficial ownership of Common Stock by (i) each executive officer of the Company named in the Summary Compensation Table set forth in this Proxy Statement, (ii) each director and each nominee for director of the Company, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of 5% or more of the Common Stock.

                                                      Shares Beneficially Owned
                                                      --------------------------
             Name (1)                                 Number (2)         Percent
-------------------------------------------------    ---------           -------

M. Jay Allison                                       1,841,704             6.8%
      President, Chief Executive Officer and
      Chairman of the Board of Directors
Roland O. Burns                                        493,375             1.9%
      Director, Senior Vice President, Chief
      Financial Officer, Secretary and Treasurer
Mack D. Good                                            13,150              *
      Vice President of Operations
Richard S. Hickok                                      148,536 (3)          *
      Director
Franklin B. Leonard                                    180,203 (4)          *
      Director
Cecil E. Martin, Jr                                    108,969              *
      Director
Richard G. Powers                                       87,000              *
      Vice President of Land
David W. Sledge                                         75,845              *
      Director
Michael W. Taylor                                       94,625              *
      Vice President of Corporate Development
All Executive Officers and Directors                 3,148,507            11.3%
      as a Group (11 Persons)
Becker Capital Management                            1,584,100 (5)         6.2%
      1211 S.W. Fifth Avenue, Suite 2185
      Portland, Oregon 97204
Compression, Inc.                                    3,124,000 (5)        12.3%
      Two West Second Street
      Tulsa, Oklahoma 74103
Dimensional Fund Advisors                            1,762,825 (5)         6.9%
      1299 Ocean Avenue, 11th Floor
      Santa Monica, California 90401
Prudential Insurance Company of America              1,497,000 (5)         5.9%
      751 Broad Street
      Newark, New Jersey 07102
Trust Company of the West                            5,000,000 (6)        16.3%
      865 South Figueroa, Suite 1800
      Los Angeles, California 90017

* Indicates less than one percent.
(1) Unless otherwise noted, the address of each beneficial owner is c/o Comstock Resources, Inc., 5300 Town and Country Blvd. Suite 500, Frisco, Texas 75034.
(2) Includes shares issuable pursuant to stock options which are presently exercisable or exercisable within 60 days in the following amounts: Mr. Allison-1,567,500 shares; Mr. Burns-398,125 shares; Mr. Good-6,250 shares; Mr. Hickok-76,000 shares; Mr. Leonard-85,000 shares; Mr. Martin-65,000 shares; Mr. Powers-87,000 shares; Mr. Sledge-50,000 shares; Mr. Taylor-94,625 shares; and all executive officers and directors-2,533,250.
(3) Includes 32,572 shares held by a corporation owned 90% by Mr. Hickok's wife and 10% by Mr. Hickok's children.
(4) Includes 45,771 shares held by a trust for the benefit of Mr. Leonard's wife.
(5)  Ownership based on Schedule 13-D or 13G filings.
(6) Represents shares issuable upon conversion of shares of 1999 Series A Convertible Preferred Stock. Trust Company of the West or an affiliate thereof as investment manager or in a similar capacity for certain funds and institutions which hold the shares of preferred stock.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of six members comprised of three classes (Class A, B, and C). Directors are elected in classes to serve terms of three years. The Class C directors, whose term expires at the Annual Meeting, are Roland O. Burns and Richard S. Hickok. The Class A directors, whose term expires in 2001, are Franklin B. Leonard and Cecil E. Martin, Jr. The Class B directors, whose term expires in 2002, are M. Jay Allison and David W. Sledge. At the Annual Meeting, two Class C directors will be elected, each for a term of three years beginning in 2000 and until their successors are duly elected and qualified. The Board of Directors has nominated Roland O. Burns and Richard S. Hickok to serve as the Class C directors. Further information with respect to the nominees and the other directors continuing in office is set forth below.


                          Nominees for Three-Year Terms

ROLAND O. BURNS, (40) Director, Senior Vice President,  Chief Financial Officer,
     Secretary and Treasurer

     Mr. Burns has been a director of the Company since 1999 and has been Senior Vice President of the Company since 1994, Chief Financial Officer and Treasurer since 1990 and Secretary since 1991. From 1982 to 1989, he was employed by the public accounting firm, Arthur Andersen, LLP. During his tenure with Arthur Andersen LLP., Mr. Burns worked primarily in the firm's oil and gas audit practice. Mr. Burns received B.A. and M.A. degrees from the University of Mississippi in 1982 and is a Certified Public Accountant.

RICHARD S. HICKOK, (74) Director

     Mr. Hickok has been a director of the Company since 1987. From 1948 to 1983, he was employed by the international accounting firm of Main Hurdman where he retired as Chairman. From 1978 to 1980, Mr. Hickok served as a Trustee of the Financial Accounting Foundation and has extensive involvement serving on various committees of the American Institute of Certified Public Accountants. Mr. Hickok holds a B.S. degree from the Wharton School of the University of Pennsylvania.


                         Directors Continuing in Office

M. JAY ALLISON,  (44)  President,   Chief Executive  Officer and Chairman of the
     Board of Directors

     Mr. Allison has been a director of the Company since 1987, and President and Chief Executive Officer of the Company since 1988. Mr. Allison was elected Chairman of the Board of Directors in 1997. From 1987 to 1988, Mr. Allison served as Vice President and Secretary of the Company. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas. In 1983, Mr. Allison co-founded a private independent oil and gas company, Midwood Petroleum, Inc., which was active in the acquisition and development of oil and gas properties from 1983 to 1987. He received B.B.A., M.S. and J.D. degrees from Baylor University in 1978, 1980 and 1981, respectively. Mr. Allison currently serves on the Board of Regents for Baylor University.

FRANKLIN B. LEONARD, (72) Director

     Mr. Leonard has been a director of the Company since 1960. From 1961 to 1994, Mr. Leonard served as President of Crossley Surveys, Inc., a New York based company which conducted statistical surveys. Mr. Leonard's family's involvement in the Company spans four generations dating back to the 1880's when Mr. Leonard's great grandfather was a significant shareholder of the Company. Mr. Leonard holds a B.S. degree from Yale University.

CECIL E. MARTIN, JR., (58) Director

     Mr. Martin has been a director of the Company since 1988. From 1973 to 1991 he served as Chairman of a public accounting firm in Richmond, Virginia. Mr. Martin also serves as a director for CareerShop.com. Mr. Martin holds a B.B.A. degree from Old Dominion University and is a Certified Public Accountant.

DAVID W. SLEDGE, (43) Director

     Mr. Sledge was elected to the Board of Directors of the Company in 1996. Mr. Sledge served as President of Gene Sledge Drilling Corporation, a privately held contract drilling company based in Midland, Texas until its sale in October 1996. Mr. Sledge served Gene Sledge Drilling Corporation in various capacities from 1979 to 1996. Mr. Sledge is a past director of the International Association of Drilling Contractors and is a past chairman of the Permian Basin chapter of this association. He received a B.B.A. degree from Baylor University in 1979.

     There are no family relationships among any of the officers or directors of the Company.



                Meetings of the Board of Directors and Committees

     During 1999, the Board of Directors held six meetings and each director participated in all of the meetings. The Company's Executive Committee is authorized to act and acts during the intervals between the meetings of the Board of Directors and has all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except the power to declare dividends; to adopt, amend or repeal bylaws; to adopt an agreement of merger or consolidation; to sell substantially all of the Company's assets; to recommend a dissolution of the Company to the stockholders; or to authorize the issuance of stock of the Company. The Executive Committee consists of M. Jay Allison as Chairman, and Cecil E. Martin, Jr. and Richard S. Hickok as members. The Executive Committee did not meet in 1999.

     The Company's Audit Committee has responsibility for recommending retention or change of the Company's independent auditors, reviewing with management and the independent auditors the Company's financial statements, accounting and financial policies and practices, audit scope and adequacy of the Company's internal control structure. The Audit Committee consists of Richard S. Hickok, as Chairman, and Franklin B. Leonard and David W. Sledge as members. The Audit Committee held two meetings during 1999 at which all members were present. In addition, the Company's senior financial management, as well as the Company's independent public accountants, consult regularly with the Audit Committee on an informal basis to discuss various accounting related issues.

     The Company's Compensation Committee reviews and recommends to the Board of Directors the compensation and promotion of officers of the Company, the terms of any proposed employee benefit arrangements and the making of awards under such arrangements. The Compensation Committee consists of Cecil E. Martin, Jr., as Chairman, and Franklin B. Leonard and David W. Sledge as members. The Compensation Committee held two meetings during 1999 at which all members were present.

     The Company has not established a formal nominating committee and presently the full Board of Directors considers director nominations.


                            Compensation of Directors

     The Company pays annual fees to directors who are not employees of the Company and reimburses such directors for expenses in attending meetings. In 1999, the Company paid a annual fee of $35,000 to each director who chairs a committee and an annual fee of $30,000 to each remaining non-employee director. Under a plan established by the Board of Directors, each director can make an annual election to receive his director fees in cash or in the equivalent number of shares of Common Stock at the then current market price of Common Stock. In December 1999, the Company issued 44,255 shares of Common Stock, at its then current market price of $2.9375 per share, to the non-employee directors, in full payment of 2000 director fees aggregating $130,000. The Company also paid Mr. Martin $25,000 for additional services provided to the Company under a consulting agreement. Beginning in 2000, the Company has agreed to pay Mr. Martin $35,000 under a consulting agreement.

     Under the Company's 1999 Long-term Incentive Plan (the "Incentive Plan"), each non-employee director receives on the date of initial election or appointment to the Board of Directors options to acquire 10,000 shares of Common Stock. In addition, each non-employee director receives at each annual meeting of stockholders, so long as such person remains a director, options to acquire 10,000 shares of Common Stock. The exercise price equals the fair market value on the date of grant.

     Under Nevada law, directors will be elected by a plurality vote and the persons receiving the greatest number of votes will be elected as the Class C Directors.

     Shares represented by proxies will be voted FOR the election of the Board of Directors' nominees unless otherwise indicated on the proxy. If at the time of the meeting, any of the nominees has become unavailable for any reason, the persons entitled to vote the proxy shall vote for such substitute nominee or nominees as they, in their discretion, may determine. The Company knows of no reason why any nominee would be unavailable to serve.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's Chief Executive Officer and the four other highest paid executive officers of the Company.

                                            SUMMARY COMPENSATION TABLE

                                                                                   Long-Term Compensation
                                                                                  ------------------------
                                                  Annual Compensation ($)         Restricted        Stock
                                             ----------------------------------    Stock           Option
   Name and Principal Position     Year       Salary       Bonus    Other (1)(2)  Awards ($)(3)    Awards(#)
--------------------------------  ------     --------    --------   -----------   ------------     --------
M. Jay Allison,                    1999      $245,000    $470,000     $39,133      $697,500        540,000
  President and Chief              1998      $245,000    $405,000     $39,900          -           460,000
  Executive Officer                1997      $245,000    $450,000     $ 5,925          -           340,000

Roland O. Burns,                   1999      $140,000    $170,000     $15,091      $174,375        135,000
  Senior Vice President and        1998      $140,000    $100,800     $15,474          -           115,000
  Chief Financial Officer          1997      $132,500    $112,000     $ 3,970          -            85,000

Mack D. Good (4),                  1999      $101,333    $ 50,000     $ 3,035          -            58,000
  Vice President of Operations

Richard G. Powers,                 1999      $112,500    $ 73,000     $ 4,762          -            72,000
  Vice President of Land           1998      $112,500    $ 20,000     $ 5,058          -            20,000
                                   1997      $ 90,000    $ 50,000     $ 1,797          -            20,000

Michael W. Taylor,                 1999      $115,000    $108,500     $ 4,837          -            90,000
  Vice President of                1998      $115,000    $ 25,000     $ 5,058          -            25,000
  Corporate Development            1997      $ 93,000    $ 90,000     $ 2,056          -            45,000

  (1)The value of all perquisites provided to each executive officer by the Company did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus for the year.
  (2)Other compensation includes matching contributions under the Company's 401(k) profit sharing plan and the present value of interest free loans of the amounts paid by the Company for premiums under split-dollar life insurance arrangements for Mr. Allison of $34,296 and $34,842 in 1999 and 1998, respectively and for Mr. Burns of $10,252 and $10,416 in 1999 and 1998, respectively. The Company's split dollar insurance program is designed for the Company to recover its aggregate premium cost.
  (3)Restricted stock grants were made in 1999 to Mr. Allison and Mr. Burns for 180,000 and 45,000 shares, respectively. Such grants vest 25% per year.
  (4)Mr. Good was appointed an executive officer on February 24, 1999.

     The following table sets forth certain information regarding stock options granted during 1999 to the named executive officers of the Company.

                                      OPTION GRANTS
                                                                                  Potential Realizable
                                                                                         Value
                                                                                  At Assumed Annual
                       Number of       Percent of                                Rates of Stock Price
                      Securities     Total Options                                Appreciation for
                      Underlying       Granted to     Exercise or                    Option Term
                       Options        Employees in     Base Price   Expiration  -----------------------
       Name            Granted         Fiscal Year     Per Share       Date         5%          10%
-----------------     ----------      -------------   -----------   ----------  ----------   ----------
M. Jay Allison         540,000             53.5          $3.87       7/1/2008   $1,153,654   $2,841,506

Roland O. Burns        135,000             13.4          $3.87       7/1/2008   $  288,414   $  710,376

Mack D. Good            58,000              5.7          $3.87       7/1/2008   $  123,911   $  305,199

Richard G. Powers       72,000              7.1          $3.87       7/1/2008   $  153,821   $  378,867

Michael W. Taylor       90,000              8.9          $3.87       7/1/2008   $  192,276   $  473,584


     The following table sets forth certain information with respect to the value of the named executive officers option exercises in 1999 and unexercised options at December 31, 1999.



                    OPTION EXERCISES/OPTIONS HELD AT YEAR END


                                                     Number of Securities          Value of Unexercised
                                                    Underlying Unexercised         In-the-Money Options
                         Shares                  Options at Fiscal Year-End       at Fiscal Year End(1)
                       Acquired on     Value     ---------------------------   ----------------------------
       Name             Exercise      Received   Exercisable   Unexercisable   Exercisable   Unexercisable
------------------     -----------    --------   -----------   -------------   -----------   -------------
M. Jay Allison           100,000      $233,487    1,407,500      1,347,500      $175,000         --

Roland O. Burns           15,000      $  4,688      358,125        341,875      $ 39,375       $  4,375

Mack D. Good               --            --           6,250         61,750       --              --

Richard G. Powers          --            --          79,000        106,500       --              --

Michael W. Taylor          --            --          69,625        185,375       --              --


(1) The last sale price for a share of Common Stock as reported by the NYSE on December 31, 1999 was $2.8125 and the exercise prices of the options in this table ranged from $2.00 to $12.375 per share.


                              Employment Agreements

     Effective June 23, 1999 the Company entered into employment agreements with
M. Jay Allison, the President and Chief Executive Officer of the Company, and Roland O. Burns, Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Under the agreements, the Company has agreed to employ each of Mr. Allison and Mr. Burns for a period of 12 months at a minimum base rate of $245,000, and $140,000 per annum, respectively. Each of the employment agreements provides for the payment of severance benefits in an amount equal to three times the sum of the existing annual base salary plus the annual bonus of the employee upon (i) a change in control followed by (ii) the occurrence of certain specified events, including the assignment of the employee to duties inconsistent with his position immediately prior to the change in control, a reduction in the employee's salary, requiring the employee to be relocated, failure of a successor to the Company to assume the obligations of the Company under the employment agreement, failure of the Company to re-elect the employee to the offices held by him immediately prior to a change in control and a breach by the Company (or any successor) of any provisions of the employment agreement. The severance benefit payments are payable as a single cash payment within 30 days of the employee's termination of employment. As defined in the employment agreements, a "change in control" is deemed to have taken place if, without the approval or recommendation of a majority of the then existing Board of Directors of the Company, (a) a third person causes or brings about the removal or resignation of a majority of the then existing members of the Board or if a third person causes or brings about an increase in the size of the Board such that the then existing members of the Board thereafter represent a minority of the total number of persons comprising the entire Board; (b) a third person, including a group, becomes the beneficial owner of shares of any class of the Company's stock having 20% or more of the total number of votes that may be cast for the election of directors of the Company; or (c) the Company's stockholders approve a merger or other business combination of the Company with or into another corporation pursuant to which the Company will not survive or will survive only as a subsidiary of another corporation, or the sale or other disposition of all or substantially all of the assets of the Company, or any combination of the foregoing.

           Report of Compensation Committee on Executive Compensation

     The duties of the Company's Compensation Committee include the annual review and approval of the Company's management compensation strategy, review and determination of individual elements of compensation for the Company's executive officers and oversight of the administration of the Incentive Plan. The Compensation Committee has not established any specific criteria in determining executive compensation. The goal of the Company's compensation arrangements is to attract, retain and reward personnel critical to the long-term success of the Company. To achieve this basic goal, the Compensation Committee sets annual base salaries for the Chief Executive Officer and the other executive officers and awards discretionary cash bonuses based on the Company's financial performance during the prior year, as well as the Compensation Committee's subjective assessment of an individual's own performance and ability in the position held by that person.

Base Salaries. The Company's compensation policy is for the Compensation Committee to annually review and set executive base salaries, including that of the President and Chief Executive Officer, within a competitive range given the Company's growth strategy. Once generally established, base salaries are adjusted within the competitive range on an individual basis based on past performance. In 1999, the Compensation Committee did not adjust the base salaries of Mr. Allison or any of the other named executive officers.

Discretionary Cash Bonuses. The Compensation Committee granted cash bonuses of $965,500 in the aggregate for 1999 to the Company's seven executive officers, including $470,000 to Mr. Allison, for their performance with respect to the Company's achievements in 1999. These achievements included the recapitalization of the Company in April 1999 and the successful drilling program, which in the opinion of the Committee, substantially enhanced the Company's long-term business and financial prospects. The amount of each bonus was determined based upon the Compensation Committee's subjective assessment of the contribution of each executive officer. With respect to Mr. Allison, the Compensation Committee considered primarily his role and performance in directing the Company's 1999 results.

Incentive Plan Awards. The Compensation Committee believes that a significant portion of executive compensation should be dependent on value created for the Company's stockholders. Through the Incentive Plan, stock options are granted to key members of management to align the interests of management with the interests of stockholders in working to increase the value of the Company's Common Stock. On June 23, 1999, the Compensation Committee granted options under the Incentive Plan to purchase 970,000 shares of Common Stock, at an exercise price of $3.875 per share, to the Company's executive officers and certain other key employees. Of the options granted, options to purchase 955,000 shares of Common Stock were granted to executive officers and options to purchase 15,000 shares of Common Stock were granted to other key employees. The options to executive officers will vest over a four year period with service to the Company. Of the options granted to executive officers, options to purchase 540,000 shares of Common Stock were granted to Mr. Allison. Both the size of grants and the proportion relative to the total number of option shares granted generally increased as a function of the recipient's higher level of responsibility within the Company and individual performance. The factors upon which the Committee granted options, including the grants to Mr. Allison, were the same as those considered in awarding discretionary cash bonuses. The Compensation Committee also made grants of restricted Common Stock to Mr. Allison for 180,000 shares and Mr. Burns for 45,000 shares. Such shares will vest over a four year period based on service to the Company.

$1 Million Deduction Limit. Section 162(m) of the Internal Revenue Code generally limits the corporate income tax deduction for compensation paid to each executive officer shown in the summary compensation table in the proxy statement of a public company to $1 million, unless the compensation is "performance- based compensation" and qualifies under certain other exceptions. The Committee considers the impact of the limits on deductibility of compensation when determining executive officer compensation. Based on the current level of executive officer base salaries and discretionary bonuses, the Committee does not currently anticipate that any portion of the Company's executive officer compensation would not be deductible under Section 162(m). The Committee will continue to monitor whether the $1 million limit on deductibility may impact its compensation policies.

                                        The Compensation Committee

                                                 Cecil E. Martin, Jr., Chairman
                                                 Franklin B. Leonard
                                                 David W. Sledge


                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five years ended December 31, 1999 with the cumulative return on the New York Stock
Exchange Index and an index composed of all publicly traded oil and gas companies within SIC Code 1311, consisting of 135 companies. The graph assumes that $100 was invested in each category on the last trading day of 1994 and that dividends, if any, were reinvested.


                             Stock Performance Graph


[GRAPHIC OMITTED]














Value of $100 Investment:

                                        1995     1996     1997     1998     1999
                                        ----     ----     ----     ----     ----
The Company                             $170     $392     $360     $ 92     $ 87
New York Stock Exchange                  130      156      205      245      268
Public Oil & Gas Producers               110      146      148      119      145

                                 PROPOSAL NO. 2
          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent public accountants to audit the consolidated financial statements of the Company for 2000. Stockholders are being asked to ratify this appointment. Arthur Andersen LLP has served the Company in this capacity since 1989. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     The Board of Directors recommends that stockholders vote FOR such ratification. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is necessary for ratification of the appointment of the independent accountants.

                              STOCKHOLDER PROPOSALS

     Any proposal which a stockholder intends to present at the Company's annual meeting of stockholders in 2001 must be received by the Company by December 4, 2000, in order to be eligible for inclusion in the Company's proxy statement and form of proxy relating to such meeting. Any such proposal must comply with the federal proxy rules and state law. If a stockholder intends to present a proposal at the Year 2001 annual meeting that is not included in the Company's proxy statement, the Company shall have discretionary authority to vote against such proposal unless the stockholder notifies the Company of such proposal no later than 45 days before the Company first mailed its proxy materials for the 2000 Annual Meeting of Stockholders and certain other requirements are satisfied.

                                  ANNUAL REPORT

     THE COMPANY'S 1999 ANNUAL REPORT TO STOCKHOLDERS (INCLUDING ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999) IS BEING MAILED TO STOCKHOLDERS OF RECORD TOGETHER HEREWITH.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matters other than those set forth above which will be presented for action by the stockholders at the meeting, but if any other matters should be presented, the persons named in the proxy intend to vote such proxies in accordance with their best judgement, unless otherwise restricted by law.

                                             BY ORDER OF THE BOARD OF DIRECTORS

                                             /s/ROLAND O. BURNS
                                             ------------------
                                             ROLAND O. BURNS
                                             SECRETARY

Dallas, Texas
April 4, 2000

FORM OF PROXY

         x        PLEASE MARK YOUR VOTES
                  AS IN THIS EXAMPLE

                                    WITHHOLD AUTHORITY         Nominees:
                            FOR     To vote for Nominees       Roland O. Burns
                                    listed                     Richard S. Hickok
1. Election of
   two (2) Class C
   Directors (term
   expires in 2003):        -----        -----

(Instruction: To withhold authority to vote for the individual nominee, write that nominee's name on the line below.)


---------------------------

                            FOR         AGAINST           ABSTAIN
2. Proposal to ratify the
   appointment of
   Arthur Andersen LLP
   independent accountants
   for 2000                 -----        ------            ------

3. In their discretion on such other matters which may properly come before this meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

SIGNATURE(S)                                           DATE:
           -----------------------------------              ----------

NOTE: Please sign exactly as your name appears on this proxy. If your stock is jointly owned, both parties must sign. Fiduciaries and representatives should so indicate when signing, and when more than one is named, a majority should sign.

                            COMSTOCK RESOURCES, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF STOCKHOLDERS - MAY 16, 2000


The undersigned hereby appoints M. Jay Allison and Roland O. Burns, and each of them with full power of substitution, attorneys, agents and proxies of the undersigned to vote as directed on the reverse the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Comstock Resources, Inc. to be held Tuesday, May 16, 2000 at 10:00 a.m. and any adjournment or adjournments thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said attorneys, their substitutes, or any of them, may lawfully do by virtue hereof.

                         (To be Signed on Reverse Side.)